                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Cyprus Amax Minerals Company
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF CYPRUS AMAX MINERALS COMPANY APPEARS HERE]


NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT FOR
CYPRUS AMAX MINERALS COMPANY


To be held on Wednesday,
May 3, 1995 at 10 a.m.
in the South Mountain Ballroom
of The Pointe Hilton on South Mountain
7777 South Pointe Parkway
Phoenix, Arizona 85044

NOTICE OF MEETING

  The Annual Meeting of Shareholders of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), will be held in the South Mountain Ballroom of The Pointe Hilton on South Mountain, 7777 South Pointe Parkway, Phoenix, Arizona 85044 on May 3, 1995 at 10:00 in the morning (Phoenix time) for the following purposes:

    (1) electing five directors;

    (2) approving the Non-Employee Directors' Deferred Compensation Plan;

    (3) approving Price Waterhouse LLP to serve as independent accountants for Cyprus Amax for the 1995 fiscal year;

    (4) considering and acting upon a shareholder proposal regarding elimination of the classified board of Cyprus Amax; and

    (5) transacting such other business as properly may come before the meeting or any adjournment thereof.

  The close of business on March 6, 1995 has been fixed as the record date for the annual meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

  It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy or by attending the meeting and voting in person.

Philip C. Wolf
Senior Vice President, General Counsel
and Secretary

March 20, 1995

PROXY STATEMENT

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado 80112

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") for the Annual Meeting of Shareholders to be held on May 3, 1995. Only holders of Cyprus Amax common stock of record at the close of business on March 6, 1995 will be entitled to vote at the meeting, each share of such stock being entitled to one vote. On March 20, 1995 there were outstanding 92,651,219 shares of Cyprus Amax common stock. Assuming a quorum is present, the affirmative vote of at least a majority of the shares of common stock represented at the meeting, either in person or by proxy, and entitled to vote is required to approve each of the matters presented to the shareholders. Abstentions are counted in tabulations of votes cast at the meeting and thus have the same effect as a negative vote, whereas shares not voted due to the failure of a broker to exercise his discretionary authority are not tabulated for purposes of determining whether a proposal has been approved. The proxy statement and enclosed form of proxy are being mailed on or about March 24, 1995 to each shareholder entitled to vote at the meeting. The Annual Report to Shareholders for the year ended December 31, 1994, which is not a part of this proxy statement, was mailed to shareholders commencing March 13, 1995.

  Properly executed proxies returned at or prior to the meeting, unless subsequently revoked, will be voted in accordance with the directions thereon. If no directions are specified, the shares represented by the proxy will be voted FOR proposals 1, 2, 3, and 5 and AGAINST proposal 4. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of the Company or by attending the meeting and voting in person. The persons named in the proxy will have discretionary authority to vote with respect to additional matters that may properly come before the meeting.

  The entire cost of the solicitation of proxies will be borne by Cyprus Amax. In addition to solicitation by mail, officers and regular employees of Cyprus Amax may solicit proxies by telephone, telegraph, or personal contact. Additional solicitation of proxies of brokers, banks, nominees, and institutional investors will be made by Georgeson & Company Inc. at a cost to Cyprus Amax of approximately $8,000 plus out-of-pocket expenses.

ELECTION OF DIRECTORS

  Cyprus Amax's Certificate of Incorporation establishes a classified Board of Directors with three classes of directors. At each Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three-year term. At this annual meeting, five directors are nominated for election to hold office until the Annual Meeting of Shareholders in 1998 or until their successors are elected and duly qualified.

  The Board of Directors has nominated William C. Bousquette, Thomas V. Falkie, Ann Maynard Gray, Theodore M. Solso, and James A. Todd, Jr. for election to the Board. Each nominee is currently a director of Cyprus Amax and was recommended to the Board by the Nominating Committee.

  Brief statements setting forth the principal occupations of and other information concerning the nominees appear below.


                        William C. Bousquette: Senior Vice President and Chief Financial Officer of Texaco Inc. since January 1995; age 58. Mr. Bousquette has been a director of Cyprus Amax since December 5, 1991 and his term will expire at the annual meeting in 1995. Mr. Bousquette was Executive Vice President and Chief Financial Officer of Tandy Corporation from January 1994 until January 1995 and from November 1990 until January 1993. Mr. Bousquette was Chief Executive Officer of TE Electronics, a subsidiary of Tandy Corporation, from January 1993 until January 1994. Mr. Bousquette was Executive Vice President and Chief Financial Officer of Emerson Electric Company from 1984 until 1990. Mr. Bousquette is a director of O'Sullivan Industries Holdings, Inc.

    (Photo)



                        Thomas V. Falkie: President of Berwind Natural Resources Corporation since 1977; age 60. Dr. Falkie has been a director of Cyprus Amax since July 1, 1988 and his term will expire at the annual meeting in 1995. He was Director of the United States Bureau of Mines from 1974 to 1977 and head of the Mineral Engineering Department of Pennsylvania State University from 1969 to 1974. Dr. Falkie is a director of the National Coal Association and the National Mining Association, and a member of the Governing Council of the National Academy of Engineering.

    (Photo)



                        Ann Maynard Gray: President of Diversified Publishing Group, Capital Cities/ABC, Inc. since April 1991; age
                        49. Ms. Gray has been a director of Cyprus Amax since November 15, 1993 and her term will expire at the annual meeting in 1995. For more than five years prior to 1991, Ms. Gray held various senior financial and managerial positions within the Capital Cities/ABC, Inc. organization. Ms. Gray is a director of Panhandle Eastern Corporation.

    (Photo)

                        Theodore M. Solso: President and Chief Operating Officer of Cummins Engine Company, Inc. since February 1995; age 48. Mr. Solso has been a director of Cyprus Amax since November 15, 1993 and his term will expire at the annual meeting in 1995. Mr. Solso has held various positions with Cummins Engine Company, Inc. since 1971. Mr. Solso is a director of Cummins Engine Company, Inc., Cummins Engine Foundation, Irwin Financial Corporation, and The Heritage Fund.

    (Photo)



                        James A. Todd, Jr.: Chairman and Chief Executive Officer of Birmingham Steel Corporation; age 66. Mr. Todd has been a director of Cyprus Amax since October 22, 1992 and his term will expire at the annual meeting in 1995. Mr. Todd has been Chairman of Birmingham Steel Corporation since 1991 and Chief Executive Officer since 1984, and was President from 1984 to 1991. Mr. Todd is a director of the National Mining Association.

    (Photo)


  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF WILLIAM C. BOUSQUETTE, THOMAS V. FALKIE, ANN MAYNARD GRAY, THEODORE M. SOLSO, AND JAMES A. TODD, JR. AS DIRECTORS OF CYPRUS AMAX. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of Ms. Gray and Messrs. Bousquette, Falkie, Solso, and Todd. Should any of these nominees become unavailable for election for any reason now unknown, the shares so represented will be voted for the election of such other person or persons as the Board of Directors may recommend. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, is required to elect each director. Shares represented at the meeting that abstain from voting as to a nominee will have the same effect in the tabulation of votes as shares as to which authority to vote has been withheld. Shares represented by a proxy that is executed in such a manner as not to withhold authority are deemed to grant authority to vote for the nominees.

OTHER DIRECTORS

Brief descriptions of the remaining members of the Board appear below.


                        Milton H. Ward: Chairman, President and Chief Executive Officer of Cyprus Amax since May 14, 1992; Co-Chairman sinceNovember 15, 1993; age 62. His term as a director will expire at the annual meeting in 1997. Mr. Ward served as Director, President, and Chief Operating Officer of Freeport-McMoRan Inc. from 1983 until 1992 and Chairman and Chief Executive Officer of Freeport McMoRan Copper & Gold Inc. from 1984 until 1992. Mr. Ward is Chairman of the Board of Amax Gold Inc. He is a director of the National Mining Association.

    (Photo)


                        Allen Born: Chairman and Chief Executive Officer of Alumax Inc. since November 15, 1993; age 61. Mr. Born has been a director and Co-Chairman of Cyprus Amax since November 15, 1993 and his term will expire at the annual meeting in 1996. Mr. Born was Chairman of AMAX Inc. from June 1988 until November 15, 1993 and Chief Executive Officer of AMAX Inc. from January 1986 until November 15, 1993. He served as President and Chief Operating Officer of AMAX Inc. from June 1985 through July 1991. Mr. Born is a director of AK Steel, Alumax Inc., and Amax Gold Inc. Mr. Born also is a director of the Aluminum Association and the International Primary Aluminium Institute.

    (Photo)



                        Linda G. Alvarado: President and Chief Executive Officer of Alvarado Construction Inc. since 1981; age
                        43. Ms. Alvarado has been a director of Cyprus Amax since December 14, 1989 and her term will expire at the annual meeting in 1996. Ms. Alvarado is a director of Engelhard Corporation, Lennox International Inc., Norwest Banks of Colorado, Inc., Pena Investment Advisors, Inc., and Pitney Bowes, Inc.

    (Photo)

                        George S. Ansell: President of the Colorado School of Mines since 1984; age 60. Dr. Ansell has been a director of Cyprus Amax since December 3, 1987 and his term will expire at the annual meeting in 1996. From 1974 to 1984 Dr. Ansell served as Dean of the School of Engineering of Rensselaer Polytechnic Institute. Dr. Ansell is a director of Norwest Banks of Colorado, Inc. and OEA, Inc.

    (Photo)



                        James C. Huntington, Jr.: Independent Businessman since 1988; age 66. Mr. Huntington has been a director of Cyprus Amax since November 15, 1993 and his term will expire at the annual meeting in 1997. Mr. Huntington was Senior Vice President, Finance and Administration of American Standard Inc. from 1987 through August 1988. He is a director of Alumax Inc. and Dravo Corporation.

    (Photo)



                        Michael A. Morphy: President of MorMarketing since 1985; age 62. Mr. Morphy has been a director of Cyprus Amax since July 1, 1985 and his term will expire at the annual meeting in 1996. Mr. Morphy was President and Chief Executive Officer of California Portland Cement Company in 1981, and served as its Chairman from 1981 through 1985. Mr. Morphy was Vice Chairman of CalMat Co. in 1984 and 1985. Mr. Morphy is a director of Santa Fe Energy Resources, Inc. and Santa Fe Pacific Corporation.

    (Photo)

                        Ambassador Rockwell A. Schnabel: Co-Chairman Trident Capital, L.P. and former Deputy Secretary of the United States Department of Commerce; age 58. Mr. Schnabel has been a director of Cyprus Amax since February 11, 1993 and his term will expire at the annual meeting in 1996. Mr. Schnabel served as Deputy Commerce Secretary in 1991 and 1992; Acting Secretary of Commerce from December 1991 to March 1992; and Under Secretary of Commerce in 1989 and 1990. Prior to that he served as the United States Ambassador to the Republic of Finland from 1986 to 1989. Mr. Schnabel was with Bateman Eichler Hill Richards, Inc. (investment bankers--member NYSE) from 1965 to 1983, serving as its President from 1980 to 1982. Mr. Schnabel is a director of Amax Gold Inc. and International Game Technology, and is President of the Los Angeles Fire and Police Pension Board.

    (Photo)



                        John Hoyt Stookey: Chairman of Quantum Chemical Company, a subsidiary of Hanson P.L.C., since 1984; age 65. Mr. Stookey has been a director of Cyprus Amax since November 15, 1993 and his term will expire at the annual meeting in 1997. Mr. Stookey was President of Quantum Chemical Company from 1975 through 1993. As Chairman of Quantum Chemical Company, Mr. Stookey served from 1989 to 1993 as an executive officer of Petrolane Incorporated, Petrolane Finance Corp. and QJV Corp., affiliates of Quantum Chemical Company, which companies were reorganized on July 15, 1993 under the U.S. Bankruptcy Code. Mr. Stookey is a director of ACX Technologies, Inc., Chesapeake Corporation, and the United States Trust Company of New York.

    (Photo)



                        Billie B. Turner: Retired Chairman, President and Chief Executive Officer of IMC Fertilizer Group, Inc.; age 64. He has been a director of Cyprus Amax since October 22, 1992 and his term will expire at the annual meeting in 1997. He served as Chairman, President and Chief Executive Officer of IMC Fertilizer Group, Inc. from July 1987 until 1994. Mr. Turner held a variety of executive offices within the IMC organization since 1954. Mr. Turner is a director of IMC Global, Inc., International Minerals and Chemical Corporation (Canada), and the National Mining Association.

    (Photo)

APPROVAL OF THE NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

  The Board of Directors has unanimously adopted the Non-Employee Directors' Deferred Compensation Plan which is included in this Proxy Statement as Appendix A (the "Deferred Compensation Plan"). The purpose of the Deferred Compensation Plan is to enable directors to defer compensation by accruing Cyprus Amax common stock or cash investment account balances under the Deferred Compensation Plan. Pursuant to Section 16 of the Securities Exchange Act of 1934, the Deferred Compensation Plan may not be amended without the approval of stockholders if the amendment would materially increase benefits accruing to participants, materially increase the number of securities which may issue under the Deferred Compensation Plan, or materially modify the eligibility requirements for participants. For a review of benefits available to directors under the Deferred Compensation Plan, please see the discussion of "Director Compensation and Business Relationships."

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE DEFERRED COMPENSATION PLAN.

APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, unanimously recommends the appointment of Price Waterhouse LLP to serve as independent accountants for Cyprus Amax for the 1995 fiscal year. Price Waterhouse LLP has served as Cyprus Amax's independent accountants since 1985. Representatives of Price Waterhouse LLP will attend the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate comments.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP TO SERVE AS INDEPENDENT ACCOUNTANTS FOR CYPRUS AMAX FOR THE 1995 FISCAL YEAR.

SHAREHOLDER PROPOSAL RELATING TO ELIMINATION OF CLASSIFIED BOARD

  Mr. John J. Gilbert, owner of 253 shares, and Margaret R. Gilbert, owner of 200 shares, and both co-trustees under the wills of Lewis D. Gilbert for 7 shares, Caston J. Gilbert for 180 shares, Minnie D. Gilbert for 364 shares, and both representing an additional family interest of 500 shares, have informed Cyprus Amax that they intend to propose the following resolution at the 1995 Annual Meeting. The address of Mr. and Mrs. John Gilbert will be furnished upon request. The proposal and supporting statement, for which the Board of Directors and Cyprus Amax accept no responsibility, are set forth below.

 The Shareholder Proposal

  "RESOLVED: That the stockholders of Cyprus Amax Minerals Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

 The Shareholder Reasons

  "Last year ARCO, to its credit, voluntarily ended theirs stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industry, Hanover Direct, Campbell Soup and others.

  Because of normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

  Also, the need for having new directors to see that the post-meeting report on the stockholders meeting is improved to include the voting results, as well as questions and answers raised at the meeting, is another reason, in our opinion, to end the stagger system.

  Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

  The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

 Board of Directors Comments

  Under Cyprus Amax's current system of electing directors, approximately one-third of the directors stand for election each year. This system provides continuity and stability of Cyprus Amax's management and policies because a majority of the directors at any one time will have prior experience as directors of Cyprus Amax and in-depth knowledge of the Company. The Board of Directors believes that the election of new directors every year would be disruptive to management of the Company to the detriment of the shareholders.

  This proposal seeks to disrupt a system that has proven to be very successful. Historically, Cyprus Amax's Board members are reelected without controversy. The Board of Directors continues to believe that this system is in the best interests of the Company and its shareholders and that it is not necessary or desirable to change the manner in which directors are elected.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of March 20, 1995, the beneficial ownership of Cyprus Amax common stock held by each director, certain executive officers, and all directors and officers as a group. Cyprus Amax currently has $4.00 Series A Convertible Preferred Stock issued and outstanding, none of which is beneficially owned by directors or executive officers.

                                                       NUMBER OF    PERCENT
   NAME OF BENEFICIAL OWNER                             SHARES      OF CLASS
   ------------------------                            ---------    --------
   Milton H. Ward                                       822, 435        *
   Allen Born                                             96,148        *
   Linda G. Alvarado                                       2,500        *
   George S. Ansell                                        1,875(1)     *
   William C. Bousquette                                   1,500        *
   Thomas V. Falkie                                        5,000        *
   Ann Maynard Gray                                          650        *
   James C. Huntington, Jr.                                2,500        *
   Michael A. Morphy                                      21,513        *
   Rockwell A. Schnabel                                    6,000        *
   Theodore M. Solso                                       1,000        *
   John Hoyt Stookey                                       1,000        *
   James A. Todd, Jr.                                      3,000        *
   Billie B. Turner                                        2,000        *
   Gerald J. Malys                                       182,206        *
   Jeffrey G. Clevenger                                  109,504        *
   Donald P. Brown                                       129,959        *
   Philip C. Wolf                                        138,257        *
   All directors and officers as a group (26 persons)  1,527,047        2%

--------
* Amount of class is less than one percent
(1) Dr. Ansell shares voting power with respect to 375 of these shares.

  The shares shown include shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Management Incentive Program. These shares include 541,147 for Mr. Ward, 87,544 for Mr. Malys, 75,000 for Mr. Born, 35,900 for Mr. Clevenger, 68,044 for Mr. Brown, 82,114 for Mr. Wolf, and 1,057,571 for all directors and officers as a group. Also included are shares held in the employee savings plan, the Deferred Compensation Plan, and the dividend reinvestment program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table shows, as of March 20, 1995, Cyprus Amax common stock held by the only person known to Cyprus Amax to have beneficial ownership of more than five percent of its common stock:

                                                           NUMBER OF  PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER            SHARES    OF CLASS
            ------------------------------------           ---------  --------
   T. Rowe Price Trust Company as Trustee of the
    Company employee savings plan
    10090 Red Run Boulevard
    Owings Mills, MD 21117................................ 6,282,637*       7%
   T. Rowe Price Trust Company and T. Rowe Price
    Associates, Inc., for other funds and individual
    accounts
    10090 Red Run Boulevard                                              Less
    Owings Mills, MD 21117................................   418,229   than 1%

--------
* As to all of these shares, the Trustee has shared voting power and shared investment power. In light of rights given to the participants under the employee savings plan, the participants may be beneficial owners of some or all of the 3,245,371 shares (3.5 percent of the class) held by the Trustee that have been allocated to the participants' accounts.

DIRECTOR COMPENSATION AND BUSINESS RELATIONSHIPS

  Director compensation. Directors who are not employees of Cyprus Amax receive an annual retainer of $25,000, a $1,000 fee for attendance at Board meetings, and a $750 fee for attendance at committee meetings and at other meetings at which their attendance is requested by Cyprus Amax. In addition, for meetings at which such person chairs, the chairman of the Nominating Committee receives an additional $250, the chairman of the Employee Funds Investment Committee receives an additional $500, and the chairmen of the Audit and Compensation and Benefits Committees each receive an additional $5,000 per year or $500 per meeting, whichever is greater. All directors are reimbursed for expenses incurred in attending Board and committee meetings.

  The Company sponsors the Deferred Compensation Plan under which any director who is not an employee of the Company may elect to defer all or a portion of his or her director fees and related compensation. The following discussion is qualified in its entirety by the terms of the Deferred Compensation Plan, and shareholders are encouraged to review the full text of the Deferred Compensation Plan found in Appendix A. Amounts deferred under the Deferred Compensation Plan are credited to a participant's account, at the election of the participant, in the form of a right to receive shares of the Company's common stock at the closing market price on the Composite Tape of the New York Stock Exchange on the date such participant would have received such compensation had a deferral election not then been in effect, or the right to receive the cash value of an investment of a participant's deferred compensation into a specific investment fund.

  Under the Deferred Compensation Plan, each non-employee director may elect, prior to the beginning of a calendar year, to defer all or a portion of his or her director fees and related amounts to be paid for such year. Amounts deferred are credited to the participating director's account as a future right to receive either shares of the Company's common stock or cash. A participating director may revoke or change his or her deferral election for a future calendar year if such revocation or change is made at least six months prior to the effective date of the change, if the deferral is credited as Company common stock, or by the preceding December 31, if the deferral is credited as cash.

  If the deferral is credited as Company common stock, the participating director's account is credited with the right to additional shares as and to the extent dividends are paid on the Company's common stock, or if the deferral is credited as cash, the account is adjusted as and to the extent there is a change in the value (including earnings) of the investments selected by the director. Accounts credited with the right to receive Company common stock may be adjusted to compensate for changes in the capital structure of the Company, and all accounts are payable on an accelerated basis in the event of a Change in Control.

  A distribution will be made to a participant upon termination of his or her directorship or, if he or she so elects, on any January 1 occurring thereafter. Such distribution will consist of (1) the number of whole shares credited to his or her account on the date of such distribution and a cash payment for any fractional shares or (2) cash. Of the 13 non-employee directors, Allen Born, Ann Maynard Gray, Michael A. Morphy, Rockwell A. Schnabel, Theodore M. Solso, John Hoyt Stookey and James A. Todd, Jr. have elected to participate in the Deferred Compensation Plan. From June 1994 through March 1995, the total Cyprus Amax shares credited to each participant's account was as follows: 0 for Mr. Born, 668 for Ms. Gray, 0 for Mr. Morphy, 865 for Ambassador Schnabel, 865 for Mr. Solso, 236 for Mr. Stookey, and 882 for Mr. Todd.

  In May 1992 the shareholders approved the Stock Plan for Non-Employee Directors. Under this plan as subsequently amended by the Board of Directors, on July 1 of each year each director who is not on that date an employee of Cyprus Amax is granted 500 shares of Cyprus Amax common stock, until a maximum of 35,000 shares in the aggregate have been granted to all non-employee directors. As of March 20, 1995, a total of 15,500 shares had been granted to 13 directors.

  In February 1991 the Board of Directors adopted a retirement policy for the directors, establishing a retirement age of 70 for non-employee directors and 65 for employee directors. The policy provides that no individual shall be nominated, appointed, or elected to serve as a director for any period which would commence after such individual attains retirement age. Any director who reaches retirement age while serving a term as director may continue to serve until the first annual meeting following his or her attainment of retirement age.

  Effective 1990 Cyprus Amax adopted a non-qualified retirement plan for non-employee directors. The annual benefit payable upon retirement is an amount equal to the annual retainer which the eligible director received or would have received during the calendar year in which that director ceased to serve as a director. The benefits are payable for the life of the eligible director after the later of retirement from the Board or attainment of age 65.

  Certain business relationships. Under a consulting agreement in effect from November 1993 through November 1996, Mr. Born will receive payment at the rate of $300,000 per year from Cyprus Amax. Under that agreement Mr. Born agrees to serve as Co-Chairman of the Cyprus Amax Board and Chairman of its Executive Committee for two years from November 15, 1993 and thereafter to serve for the balance of his current term as Vice Chairman of the Cyprus Amax Board. Mr. Born also agrees to serve as a consultant to Cyprus Amax by rendering services as requested. Such services may include review, advice, and counsel on organizational and operational matters, investment proposals, investor and shareholder relations matters and other specific matters as requested. Mr. Born is expected to spend such time as reasonably is required to perform the services requested of him.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held seven meetings in 1994.

  The Executive Committee, which met two times in 1994, has as its members Allen Born (Chairman), Linda G. Alvarado, George S. Ansell, Theodore M. Solso, Billie B. Turner, and Milton H. Ward. The committee has and may exercise all of the powers of the Board when the Board is not in session but may not take any action that legally may be taken only by the Board.

  The Audit Committee, which met two times in 1994, has as its members William
C. Bousquette (Chairman), Linda G. Alvarado, Rockwell A. Schnabel, Theodore M. Solso, John Hoyt Stookey, and James A. Todd, Jr., none of whom is an officer or employee of Cyprus Amax. The committee reviews audit examinations and annual financial reports and statements, as well as internal controls and results of internal auditing activities. It reviews in advance the engagement or discharge of independent accountants, the scope of their work, and the fees for all services provided.

  The Compensation and Benefits Committee, which met four times in 1994, has as its members Thomas V. Falkie (Chairman), George S. Ansell, Ann Maynard Gray, James C. Huntington, Jr., Michael A. Morphy, and Billie B. Turner. The committee oversees benefit plans and annual performance and merit increase budgets. The committee also administers the Amended and Restated Management Incentive Program, which includes stock option and restricted stock provisions, and the Key Executive Long-Term Incentive Program, and approves bonus pools and officer bonuses granted pursuant to the Bonus Incentive Program.

  The Employee Funds Investment Committee, which met two times in 1994, has as its members Michael A. Morphy (Chairman), Linda G. Alvarado, George S. Ansell, William C. Bousquette, Ann Maynard Gray, and James C. Huntington, Jr. The committee reviews the investment and performance of benefit plan trust funds and the selection and performance of benefit plan trust fund managers and oversees the funding arrangements and investment performances of salaried and hourly pension plans.

  The Nominating Committee, which met one time in 1994, has as its members Milton H. Ward (Chairman), Allen Born, Thomas V. Falkie, Michael A. Morphy, Rockwell A. Schnabel, John Hoyt Stookey, and James A. Todd, Jr. The committee reviews and makes recommendations concerning the qualifications of individuals for election to the Board and recommends appointments to all Board committees. The committee also reviews the performance of Board members and reviews and approves the acceptance of directorships and trusteeships offered to senior officers of Cyprus Amax or its subsidiaries by other corporations, banks, or educational institutions.

  The Nominating Committee does not consider individuals nominated by shareholders for election to the Board. However, under the By-Laws, nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors generally, but only if written notice of such shareholder's intent to make such nominations has been received by the Secretary of Cyprus Amax at 9100 East Mineral Circle, Englewood, Colorado 80112 not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of Cyprus Amax entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number of shares of Cyprus Amax owned of record and beneficially by the shareholder; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of Cyprus Amax. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

CUMULATIVE SHAREHOLDER RETURN

  The following graph shows a five-year comparison of cumulative total shareholder returns for Cyprus Amax common stock, the S&P 500 Index, and the stocks for peer companies (weighting the returns of these peer companies based on stock market capitalization as of the beginning of the period). The peer companies selected by Cyprus Amax for this Proxy Statement were Asarco, Inc.; Ashland Coal Company; Cleveland Cliffs Inc.; Cominco Ltd. ("Cominco"); Freeport-McMoRan, Inc.; Magma Copper Company; Noranda Inc. ("Noranda"); and Phelps Dodge Corporation. Noranda is traded on the Toronto Stock Exchange in Canadian currency which was translated into U.S. dollars on a quarterly basis. Cumulative total shareholder return (on an assumed initial investment of $100 at December 31, 1989), as determined at the end of each year, reflects the change in stock price, assuming reinvestment of dividends.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG CYPRUS AMAX, PEER INDEX AND S&P 500 INDEX

Measurement period              CYPRUS       PEER        S&P 500
(Fiscal Year Covered)           AMAX         INDEX       INDEX
Measurement PT -
12/31/89                        $ 100.0      $ 100.0     $ 100.0

FYE 12/31/90                    $  72.0      $  94.0     $  97.0
FYE 12/31/91                    $  93.0      $ 113.0     $ 126.0
FYE 12/31/92                    $ 131.0      $ 133.0     $ 136.0
FYE 12/31/93                    $ 111.0      $ 146.0     $ 149.0
FYE 12/31/94                    $ 115.0      $ 169.0     $ 151.0


  In early 1992 the Company made significant management and strategic changes. In May 1992 Milton Ward was elected Chairman, President and Chief Executive Officer and the Company launched a major effort to invest capital to increase production, improve productivity, and reduce costs at its existing operations and to grow the Company through mergers and acquisitions. The following three-year graph is consistent with the above five-year graph except that it assumes an initial investment at December 31, 1991. The Company believes this graph is "a better representation" of company performance under the current management group.

  In each of the three years shown, the Company has outperformed the S&P 500 Index and, through the effort described above, significantly outperformed its peer group in 1992. The stock price performance in 1993 reflects the effect of the merger with AMAX Inc. which closed on November 15, 1993 and resulted in the issuance of 44.4 million shares of common stock and 4.7 million shares of preferred stock, almost doubling total outstanding shares.

  The merger and the remaking of the Company is proceeding very well and, although 1994 performance lagged that of the peer group, current development and growth projects have positioned the Company for improved performance in future years.

                             [GRAPH APPEARS HERE]
                  COMPARISON OF THREE-YEAR CUMULATIVE RETURN
               AMONG CYPRUS AMAX, PEER INDEX AND S&P 500 INDEX

Measurement period              CYPRUS          PEER        S&P 500
(Fiscal year Covered)           AMAX            INDEX       INDEX
Measurement PT -
12/31/91                        $ 100.0         $ 100.0     $ 100.0

FYE 12/31/92                    $ 142.0         $ 117.0     $ 108.0
FYE 12/31/93                    $ 120.0         $ 131.0     $ 118.0
FYE 12/31/94                    $ 125.0         $ 152.0     $ 120.0


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board of Directors ("Committee") reviews the Company's executive compensation programs each year, determines the compensation of the Chief Executive Officer ("CEO") and reviews and approves the CEO's recommendations for the compensation of the other senior executives of the Company. In 1994 the number of Committee members increased from four directors to six directors, none of whom is an employee or an officer of Cyprus Amax.

  The executive compensation programs consist of annual compensation and long-term incentive plans. The overall objectives are to attract and retain the best executive talent, to focus executive behavior on achieving the Company's annual and long-term business objectives, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that rewards financial and individual performance.

  For the past three years, the Company has retained a compensation consultant to review its executive compensation programs. This annual review permits an ongoing evaluation of the link between the Company's performance and its executive compensation as compared to the compensation programs of other companies that compete with the Company for executive talent. These competitors include some of the same companies represented in the Total Shareholder Return graphs on pages 15 and 16 as well as other companies similar in size to the Company.

  The pay strategy for the key executive group has been in place for three years. This strategy provides for total cash compensation (salary and bonus) targeted at competitive market medians, with total compensation (including stock options, restricted stock, and performance-vested restricted stock with deferred cash incentive awards) designed to provide above average rewards for superior performance. The target pay strategy(1) has been:

  . Base salaries are targeted at 90 percent of the competitive market median, or approximately the 40th percentile, with variations occurring due to individual performance.

  . Annual cash compensation (salary plus bonus) is targeted at the competitive market median, or approximately the 50th percentile.

  . Total compensation (salary plus annual bonus and long-term incentives) is targeted at 130 percent of the competitive market median, or approximately the 75th percentile.
--------
(1) During 1995 the Company is reviewing its pay strategy and executive compensation programs.

  In assessing the performance and determining the 1994 compensation of the CEO as well as reviewing and approving the CEO's recommendations for the 1994 compensation of other senior executives, the Committee considered management's strategic, operational, and financial accomplishments. These include 1994 results with earnings of $175 million compared with 1993 earnings of $100 million. The 1994 results were the highest since 1989, with all of the Company's major businesses of copper, molybdenum, coal, and lithium showing significant improved productivity and cost reductions.

  Integration of the merged Cyprus Minerals Company ("Cyprus") and AMAX Inc. ("Amax") operations was completed during the year and the results were excellent. As a result of the merger and other actions taken, Cyprus Amax's workforce was reduced by approximately 2,000 personnel and the Company realized about $200 million in annual savings. In addition, the merger and restructuring have created efficient, low-cost operations with significant cash flow generating capabilities. As a result of these improvements and the Company's ability to raise approximately $1.3 billion from the sale of non-core assets, the Company's financial strength has significantly improved and has made it possible to acquire two world-class copper operations, El Abra in Chile and Cerro Verde in Peru.

  As a result of the above, Cyprus Amax has become one of the world's leading mining companies, the second largest producer of copper and coal in the United States, and the world's leading largest producer of molybdenum and lithium. The Company also holds a substantial position in gold.

  The significant achievements made in combining and reengineering Cyprus and Amax along with the continued cost and productivity improvement programs has well positioned Cyprus Amax in the strong markets it currently is enjoying and for profitable growth which should lead to improved shareholder return. As an indication to its shareholders of the progress which has been made, the Company paid a special 10 cent per share dividend in December 1994.

  The Committee also takes into account the requirements of employment agreements between the Company and certain executives. See "Executive Compensation--Employment Contracts".

  Base Salary. As in previous years, the Committee reviewed the competitive market data provided by outside compensation consultants. Base pay levels for the executive officers are competitive within a range (discussed above in the target pay strategy) that the Committee considers to be reasonable and necessary to attract and retain the best available talent. The executives named in the Summary Compensation Table ("Named Executives"), excluding the CEO, received average base salary increases of 8.2 percent, ranging from a low of
4.7 percent to a high of 10.9 percent.

  Bonus Incentive Program. The Bonus Incentive Program for 1994 was a discretionary program. The Committee adopted this approach because the merger of Cyprus and Amax had taken place in late 1993 and the Company was still in a transition phase. As a result, the Committee used its discretion based on recommendations from the CEO as well as the Company's performance as described above.

For the Named Executives, excluding the CEO, the awarded bonuses ranged from 56 percent to 91 percent of base salary.

  Long-Term Incentive Programs. The Long-Term Incentive Programs have two components: (1) stock options and restricted stock which are awarded under the Amended and Restated Management Incentive Program and (2) restricted stock and deferred cash incentive awards which are awarded under the Key Executive Long-Term Incentive Plan.

  1. Amended and Restated Management Incentive Program: Granting of stock options and restricted stock under the Amended and Restated Management Incentive Program is designed to link the interests of key employees (204 participants in 1994) with those of the shareholders. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest at the end of two years. Granting of stock options promotes the creation of shareholder value since the benefit cannot be realized unless stock price appreciation occurs. Grants of restricted stock have been awarded to a limited number of employees upon employment as an important long-term retention device. The shares cannot be transferred until they vest, with vesting occurring in four equal annual installments.

  2. Key Executive Long-Term Incentive Plan: The Key Executive Long-Term Incentive Plan provides for awards of restricted stock. The restriction period is ten years from the date following the grant but restrictions may lapse on an accelerated basis at the end of the third, fourth, fifth, or sixth calendar years if total shareholder return exceeds the median performance of certain peer mining companies (which are the companies defined on pages 15 and 16 as the Peer Group). In this event, executives will also receive a deferred cash incentive award equal to the value of the shares for which restrictions have lapsed valued at the stock price on the day the stock was awarded multiplied by the applicable tax rate in effect when the shares vested. The awards made in 1994 were primarily based on an assessment of the competitive market data and the pay strategy adopted in 1992, recommendations of the CEO, and the Committee's assessment of individual as well as business unit performance. The Named Executives, excluding the CEO, received awards ranging from 7,835 shares to 11,075 shares.

  Compensation of Co-Chairman, President and Chief Executive Officer. In determining the compensation to be awarded to Mr. Ward for his services to the Company as Co-Chairman of the Board, President and Chief Executive Officer, the Committee considered a number of factors. The Committee first took into account the employment agreement between the Company and Mr.

Ward under which Mr. Ward is to receive a minimum base salary and bonus targeted at 100 percent of base salary. The Committee also recognized the significant progress made during 1994, the first full year following the merger with AMAX Inc., toward the attainment of the Company's strategic long-term goals under the leadership of Mr. Ward. Further, the Committee noted that Mr. Ward is an excellent representative of the Company to the public by virtue of his stature in the community and industry. In light of these extraordinary achievements, the Committee believed that an award to Mr. Ward of compensation in excess of the targeted amount was warranted.

  The Committee awarded to Mr. Ward a bonus of 121 percent ($1 million) of his base salary and 40,000 shares of restricted stock under the Key Executive Long-Term Incentive Plan. Also, Mr. Ward's base salary was increased by 10 percent, from $750,000 to $825,000, a portion of which is reimbursed to Cyprus Amax from Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1994.

  Committee Policy Regarding Compliance with Section 162(m) of the Internal Revenue Code. The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993 for compensation earned in 1994 and later. Under the new law, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain Executive Officers exceeds $1 million in any one year. Under OBRA the deduction limit does not apply to payments which qualify as "performance based". To qualify as "performance based", compensation payments must be made from a plan that is administered by a Committee of outside directors based on achieving performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.


  When final regulations are issued, the Committee will review those regulations and determine the feasibility of designing compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee generally will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance based". In 1994 the Company paid Mr. Ward compensation in excess of $1 million in recognition of the substantial achievements made by the Company under his leadership.

                                        Thomas V. Falkie, Chairman
                                        George S. Ansell
                                        Ann Maynard Gray
                                        James C. Huntington, Jr.
                                        Michael A. Morphy
                                        Billie B. Turner

EXECUTIVE COMPENSATION

  The following tables set forth information for the years indicated concerning the compensation of the Co-Chairman, President and Chief Executive Officer and each of the four other executives as of year-end 1994 who were the most highly compensated during 1994.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                      ANNUAL COMPENSATION            COMPENSATION AWARDS
                            ---------------------------------------- --------------------
                                                                     RESTRICTED
      NAME AND                                        OTHER ANNUAL      STOCK    OPTIONS/     ALL OTHER
 PRINCIPAL POSITION    YEAR SALARY ($)   BONUS ($)  COMPENSATION ($) AWARD($)(1) SARS(#)  COMPENSATION($)(2)
 ------------------    ---- ----------   ---------- ---------------- ----------- -------- ------------------
Milton H. Ward         1994  $601,919(3) $1,000,000     $     0      $1,230,000        0       $ 5,050
Co-Chairman,           1993   747,413     1,500,000     531,079       4,032,806  514,588        15,280
President and Chief    1992   480,069       522,000     628,888         495,000  300,000        12,945
Executive Officer
Gerald J. Malys        1994   255,366       250,000           0         340,556        0         4,798
Senior Vice President  1993   247,604       200,000     199,155       1,657,740   78,176         7,190
and Chief Financial    1992   248,371        75,000           0               0   13,000         7,949
Officer
Jeffrey G. Clevenger   1994   237,946       165,000     163,783(4)      289,358        0         4,770
Senior Vice            1993   226,907       150,000     450,280(4)    1,046,708   53,600         6,921
President, Copper      1992    76,658        35,000     253,905(4)            0        0             0
Donald P. Brown(5)     1994   222,211       130,000           0         241,787        0       924,797(5)
Former Senior Vice     1993   212,725       100,000     139,408       1,172,146   57,044         2,855
President, Coal        1992   212,150        53,000           0               0   11,000         6,790
Philip C. Wolf         1994   217,440       125,000           0         240,926        0         4,460
Senior Vice            1993   208,509       105,000     139,408       1,114,189   51,456         6,361
President, General     1992   212,150        48,000           0               0   11,000         6,790
Counsel and Secretary

--------
(1) Awards were made under the Key Executive Long-Term Incentive Plan in February 1994. Amounts shown in the table reflect the fair market value (as defined) of the stock on the date of the award. The actual value an executive may realize will depend upon the amount of the stock in respect of which restrictions lapse and the value realized, which may be greater or less than this amount. As of the end of fiscal 1994, the aggregate restricted stock holdings of the Named Executives was 405,947 shares with a fair market value of $10,605,365 based on the closing price of Cyprus Amax common stock of $26.125 per share on December 30, 1994. Such holdings include $4,867,610 (186,320 shares) for Mr. Ward; $1,890,379 (72,359 shares) for Mr. Malys; $1,235,556 (47,294 shares) for Mr. Clevenger; $1,339,664 (51,279 shares) for Mr. Brown; and $1,272,157 (48,695 shares)
    for Mr. Wolf. Restrictions on 43,416 shares of restricted stock lapsed as a result of Mr. Brown's termination of employment, although

   Mr. Brown will continue as a participant in the Key Executive Long-Term Incentive Plan to the extent of the 7,863 shares of restricted stock he holds.
(2) The amounts shown are the employer contributions to the employee savings plan. For 1994, the maximum recognizable compensation for purposes of calculating employer contributions was reduced from $235,840 to $150,000 based on IRS regulations.
(3) Does not include $211,611 reimbursed to Cyprus Amax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1994.
(4) Mr. Clevenger joined Cyprus Amax in August 1992. The amounts shown reflect compensation intended to replace benefits forfeited by Mr. Clevenger when he left his previous employment and includes $163,783 as the value of stock options that would have vested in 1994, $310,872 as the value of stock options that would have vested in 1993, and $253,905 as the value of stock options that would have vested in 1992. It was agreed that Mr. Clevenger would receive such benefits for the years 1992, 1993, and 1994.
(5) Mr. Brown resigned at year-end 1994. The amount shown reflects $920,063 of accrued severance payments in connection with Mr. Brown's termination of employment and $4,734 of employer contributions to the employee savings plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
       AND FISCAL YEAR-END OPTION/STOCK APPRECIATION RIGHT ("SAR") VALUES

                                                    NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                      OPTIONS/SARS AT       OPTIONS/SARS AT
                                                    FISCAL YEAR-END (#)   FISCAL YEAR-END ($)
                                                   ---------------------- --------------------
                            SHARES
                         ACQUIRED ON     VALUE          EXERCISABLE/          EXERCISABLE/
         NAME            EXERCISE (#) REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE(1)
         ----            ------------ ------------ ---------------------- --------------------
Milton H. Ward                   0      $     0      541,147 / 273,441     $399,447 / 17,090
Co-Chairman, President
and Chief Executive Of-
ficer
Gerald J. Malys                  0            0        87,544 / 28,632        61,160 / 1,790
 Senior Vice President
 and Chief Financial
 Officer
Jeffrey G. Clevenger             0            0        35,900 / 17,700           369 / 1,106
 Senior Vice President,
 Copper
Donald P. Brown(2)          20,000(2)   119,250        47,761 / 20,283           423 / 1,268
 Former Senior Vice
 President, Coal
Philip C. Wolf                   0            0        82,114 / 19,092       129,101 / 1,193
 Senior Vice President,
 General Counsel and
 Secretary

--------
(1) Amounts shown in this column represent the market value of the underlying Cyprus Amax common stock at year end minus the exercise price. The actual value, if any, an executive may realize will depend upon the amount by which the market price of Cyprus Amax common stock exceeds the exercise price when the options are exercised. The actual value, therefore, may be greater or less than the value shown in the table.
(2) Mr. Brown resigned at year-end 1994. Mr. Brown exercised SARs in respect of 20,000 options and received 2,011 shares of Cyprus Amax common stock, valued at the fair market value of the common stock on the exercise date minus the exercise price, and $59,674 in cash.

  Employment Contracts. In 1994 Cyprus Amax entered into an employment contract with Mr. Ward. The contract, which will expire on August 1, 1997, establishes a base salary and target cash bonus and provides that Mr. Ward is eligible to participate in employee benefit programs. Mr. Ward covenants to fulfill his assigned duties and to avoid activities adverse to Cyprus Amax's interests both during and after the contract term. Cyprus Amax retains the right to terminate the employment upon 30 days' notice. If employment is terminated other than due to breach of covenant (or retirement or resignation in certain circumstances), Mr. Ward would be entitled to a lump sum payment equal to salary and bonus for the remainder of the contract period plus the actuarial equivalent of supplemental retirement benefits and welfare benefits for retirees. If permitted by applicable laws and plan provisions, Mr. Ward could be entitled to receive the value of any previously awarded restricted shares and a three-year period to exercise previously granted stock options.

  In November 1993 Cyprus Amax entered into agreements (the "Agreements") with Gerald J. Malys, Jeffrey G. Clevenger, Donald P. Brown, Philip C. Wolf and two other executive officers. Pursuant to the Agreements, each executive was granted options and restricted stock with a fair market value equal to the severance and other benefits they would have received under their prior employment arrangements in the event of a termination of employment. The restricted stock and stock options vest ratably over a four-year period with accelerated vesting in the event of an involuntary termination without Cause, a termination by the executive for Good Reason or by reason of death, Retirement or Disability, or in the event of a Change of Control (as such terms are defined in the Agreements). Upon an involuntary termination without Cause, or a termination by the executive for Good Reason or by reason of death, or Disability, the executive will be entitled to a cash payment equal to the actuarial equivalent of the excess of a full retirement benefit and the retirement benefit to which he is actually entitled and will be eligible for retiree welfare benefits. The executives will also receive an additional payment to make them whole for any excise tax imposed by Section 4999 of the Internal Revenue Code imposed upon the foregoing payments.

  Cyprus Amax also entered into Change of Control employment agreements with Milton H. Ward, Gerald J. Malys, Jeffrey G. Clevenger, Donald P. Brown, Philip
C. Wolf and two other executive officers (the "Employment Agreements"). The Employment Agreements become effective upon a Change of Control (as defined therein). If the executive is terminated other than for Cause or if the executive terminates employment under enumerated circumstances which constitute Good Reason (as such terms are defined in the Employment Agreements) or for any reason during the 30-day period following the first anniversary of the Change of Control, the executive will become entitled to a specific severance payment equal to three times the executive's yearly salary and bonus. The Employment Agreements provide that if any payment made pursuant to the Employment Agreements or otherwise would subject the executive to an excise tax under
Section 4999 of the Internal Revenue Code, the executive would receive an additional payment so that after receipt of the payment the executive would be in the same after-tax position as that in which he would have been had such payments not been subject to such excise tax.

  In February of 1994, Cyprus Amax adopted the Executive Officer Separation Policy ("the Policy"). Gerald J. Malys, Jeffrey G. Clevenger, Donald P. Brown, Philip C. Wolf, and five other executives ("Participants") were covered under this Policy. Separation benefits are payable to the Participants if employment is terminated in circumstances as described in the Policy. The separation benefits payable to Participants shall be equal to one year of the Participant's base salary plus the Participant's target annual bonus. The Participant shall also be eligible for a pro rata bonus for the year of termination at the discretion of the Committee. The Participant shall be entitled to outplacement services provided by a firm of the Participant's choice at a cost to Cyprus Amax of up to 15 percent of the Participant's then current base salary plus annual bonus. Commencing upon termination, the Participant also shall be entitled to receive medical benefits (excluding dental) and life insurance for one (1) year following date of termination. The Policy provides that anyone who is a participant in another agreement or arrangement which, upon termination, will provide benefits similar to those under the Policy, shall not be entitled to those benefits under the Policy.

  The amounts paid to Cyprus Amax's executives under employment contracts and the Separation Policy are included in the Summary Compensation table above.

RETIREMENT PLANS

  The Retirement Plan for Salaried Employees of Cyprus Amax (the "Retirement Plan") covers executives and most other salaried employees. The amount of annuity a retiring employee will receive on a single-life basis is determined under the formula set forth below. Upon retirement, a married employee receives a reduced annuity payment that continues after death to cover the surviving spouse, unless the employee and the spouse elect one of the alternate options of equivalent actuarial value.

  If an employee retires on the normal retirement date (the later of age 65 or the fifth anniversary of the date participation commenced) the annual benefit payable from the Retirement Plan will be the sum of: (i) 1.7 percent of average annual earnings (base salary plus bonus) received by the employee for service during each year after 1994, plus (ii) 1.7 percent of the employee's average annual earnings from 1990 through 1994 multiplied by the employee's pre-1995 years of service recognized by Cyprus Amax for retirement plan benefit accrual purposes, less (iii) 1.1 percent of the Social Security offset multiplied by the total years of service as of December 31, 1994, not to exceed 35 years recognized for Cyprus Amax plan purposes.

  The estimated annual benefits payable upon retirement at normal retirement age are $146,026 for Milton H. Ward; $188,169 for Gerald J. Malys; $150,838 for Jeffrey G. Clevenger; $184,957 for Donald P. Brown; and $171,645 for Philip C. Wolf. The foregoing estimates are based on actual covered pay for 1990-1994 and 1994 base salary and bonus for years after 1994 and do not reflect the impact of future salary increases.

  The five-year period 1990 through 1994 currently used in the benefit formula described above may be rolled forward by Cyprus Amax's Board of Directors. The table below provides information on retirement benefits (subject to reduction by a percentage of Social Security benefits), assuming that the formula is applied to average annual remuneration during the five years prior to retirement:

  ASSUMED
 FIVE-YEAR
  AVERAGE                       YEARS OF BENEFIT SERVICE
   ANNUAL    --------------------------------------------------------------
  EARNINGS   5 YEARS 10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
 ---------   ------- -------- -------- -------- -------- -------- ---------
 $  275,000   23,375  46,750   70,125   93,500  116,875  140,250    163,625
    375,000   31,875  63,750   95,625  127,500  159,375  191,250    255,000
    475,000   40,375  80,750  121,125  161,500  201,875  242,250    282,625
    575,000   48,875  97,750  146,625  195,300  244,375  293,250    342,125
    975,000   82,875 165,750  248,625  331,500  414,375  497,250    580,125
  1,275,000  108,375 216,750  325,125  433,500  541,875  650,250    758,625
  1,575,000  133,875 267,750  401,625  535,500  669,375  803,250    937,125
  1,875,000  159,375 318,750  478,125  637,500  796,875  956,250  1,115,625

  The amounts above are payable upon retirement between ages 62 and 65. The later of age 65 or the fifth anniversary of the date participation commenced is normal retirement age. For retirement below age 62, the annual annuity amounts are reduced as provided in the Retirement Plan. At year-end 1994, the following executives had accumulated the years of benefit service stated (excluding additional years under the unfunded non-qualified plan described below): Milton
H. Ward, 2 years; Gerald J. Malys, 9 years; Jeffrey G. Clevenger, 2 years; Donald P. Brown, 0 years; Philip C. Wolf, 14 years. The Employee Retirement Income Security Act of 1974, as amended by the Tax Equity and Fiscal Responsibility Act of 1982 and the Tax Reform Act of 1986, limits the benefits payable from any funded retirement plan that qualifies for federal tax exemption. The estimated annual benefits payable upon retirement, including amounts set forth in the table above, which exceed such limits are payable from Cyprus Amax's unfunded nonqualified retirement plans which were adopted in 1986.

  In 1988 Cyprus Amax adopted an unfunded non-qualified retirement plan to provide additional retirement benefits for certain executives designated by the Committee. If an eligible executive continues to work until normal retirement age, he or she will receive additional retirement benefits that will, when combined with the retirement benefits actually available under the Retirement Plan, equal the benefits he or she would receive under the Retirement Plan for the lesser of 30 years of service credit or twice the service actually credited under the Retirement Plan. Under the terms of this plan, Milton H. Ward and Gerald J. Malys would be credited with an additional five years of service at normal retirement and Jeffrey G. Clevenger would be credited with an additional eight years of service at normal retirement. Donald P. Brown and Philip C. Wolf are not eligible for additional years credited at normal retirement. This plan provides for immediate vesting and distribution of accrued benefits in the event of Change of Control, as defined in the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Gerald J. Malys, Cyprus Amax's Senior Vice President and Chief Financial Officer has been a director of Amax Gold Inc. since November 15, 1993 and has served on the Compensation Committee of the Board of Directors of Amax Gold Inc. since December 8, 1993. Milton H. Ward is the Co-Chairman of the Board, President and Chief Executive Officer of Cyprus Amax and Chairman of the Board of Directors of Amax Gold Inc.

SHAREHOLDER PROPOSAL DATE

  Shareholders may submit proposals on matters appropriate for shareholder action consistent with applicable law and the Company's By-Laws. Proposals which shareholders intend to present at the 1996 Annual Meeting of Shareholders must be received by the Secretary of Cyprus Amax by November 20, 1995 to be considered for inclusion in Cyprus Amax's proxy statement and form of proxy relating to the 1996 Annual Meeting.

OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters properly do come before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By order of the Board of Directors,

Philip C. Wolf
Senior Vice President, General Counsel
and Secretary

March 20, 1995

  CYPRUS AMAX'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) MAY BE OBTAINED AT NO CHARGE BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO WRITES TO: SECRETARY, CYPRUS AMAX MINERALS COMPANY, 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112. EXHIBITS TO THE FORM 10-K ARE ALSO AVAILABLE AT A COST OF TWENTY-FIVE CENTS PER PAGE.

                                   APPENDIX A

               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

1. PURPOSE

  The purpose of this Non-Employee Directors' Deferred Compensation Plan (the "Plan") is to assist Cyprus Amax Minerals Company (the "Company") in recruiting qualified individuals to serve as non-employee members of the Board of Directors of the Company and to provide an incentive to such persons to continue to serve the Company in that capacity.

2. DEFINITIONS

  Whenever the following terms are used herein, with the first letter capitalized, they shall have the meanings specified below:

  (a) "Account" means the account maintained by the Administrator for each Participant which is to be credited, as hereinafter set forth, with Stock or other Investments equal in value to the amount of the Participant's Compensation which is deferred pursuant to this Plan, together with the earnings thereon as provided for herein.

  (b) "Administrator" means the Vice President, Human Resources appointed by the Board of Directors to administer the Plan.

  (c) "Beneficiary" or "Beneficiaries" means the person or persons (including without limitation, any trustee) last designated by a Participant to receive the benefits specified hereunder, in the event of the Participant's death, or if there is no designated Beneficiary or surviving Beneficiary, the Participant's estate.

  (d) "Board" means the Company's Board of Directors.

  (e) "Board Member" shall mean a member of the Board who is not an employee of the Company or its subsidiaries or affiliates.

  (f) "Change of Control" shall mean the occurrence of any of the following events:

    (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses
  (A) and (B) of subsection (iii) of this section (f).

    (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (iii) Consummation of a reorganization, merger or consolidation involving the Company or any subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, either (A)(1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be or (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or

    (iv) A complete liquidation or dissolution of the Company.

  (g) "Change of Control Stock Value" shall mean the value of a share of Stock determined as follows:

    (i) if the Change of Control results from an event described in clause
  (iii) of the Change of Control definition, the highest per share price paid for shares of Stock of the Company in the transaction resulting in the Change of Control;

    (ii) if the Change of Control results from an event described in clauses
  (i) or (ii) of the Change of Control definition and no event described in clauses (iii) or (iv) of the Change of Control definition has occurred in connection with such Change of Control, the highest sale price of a share of Stock on any trading day during the sixty consecutive trading days immediately preceding the date of such Change of Control as reported on the New York Stock Exchange Composite Tape and published in the Wall Street Journal; or

    (iii) if the Change of Control results from an event described in clause
  (iv) of the Change of Control definition, the price per share received by holders of Stock in the transaction described in such clause (iv).

  (h) "Company" means Cyprus Amax Minerals Company, a Delaware corporation, or any successor corporation.

  (i) "Compensation" means for any Plan Year all retainer, meeting, committee and chair fees payable in cash to a Board Member for service on the Board, or any other amounts payable for any services rendered to the Company as an independent contractor while serving as a Board Member, before any reduction pursuant to this Plan.

  (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

  (k) "Investments" means an investment option, other than Stock, made available under the Plan, specifically T. Rowe Price Funds. A Participant may modify his or her Investment elections quarterly.

  (l) "Participant" means any Board Member who actually participates in this Plan in any Plan Year and who is entitled to a benefit hereunder.

  (m) "Plan Year" shall mean each year beginning on the first day of January and ending on the 31st day of December, commencing with an initial short Plan Year beginning on May 5, 1994.

  (n) "Stock" means the Company's Common Stock, without par value.

3. PARTICIPATION

  (a) Plan is Voluntary

  Participation in the Plan is voluntary.

  (b) Filing of Application

  To participate in the Plan for any Plan Year a Board Member must file a written application with the Administrator. The application for participation shall signify the Board Member's acceptance of the benefits and terms of the Plan and state the portion of his or her Compensation that he or she elects to defer, whether such deferrals shall be credited to his or her Account as Stock or other Investments and the time when the Board Member desires distribution of his or her benefits under the Plan. A Board Member electing to participate in the Plan for any Plan Year must file the application according to the following schedule:

    (i) with respect to any or all Compensation to be credited to his or her Account as Stock, the Board Member must notify the Administrator at least six months prior to the date on which such election is to be effective, but in no event later than December 31 immediately preceding such Plan Year; and

    (ii) with respect to any or all Compensation to be credited to his or her Account as other Investments, the Board Member must notify the Administrator no later than December 31 immediately preceding such Plan Year.

The Administrator shall notify each Board Member of his or her prospective eligibility to participate in the Plan at least thirty days prior to December 31.

  Notwithstanding Section 3(b)(ii) above, for purposes of the 1995 Plan Year only, a Board Member electing to defer that part of his or her Compensation, which constitutes other amounts payable for any services rendered to the Company as an independent contractor while serving as a Board Member, to be credited to his or her Account as other Investments shall have the right to notify the Administrator at any time prior to the date the Board Member earns said amounts.

  Notwithstanding any other provision of this Section, during the Plan Year in which a person first becomes a Board Member, the new Board Member may elect within thirty days after the date he or she becomes a Board Member to (i) defer any or all Compensation earned for the remainder of that Plan Year for services to be performed subsequent to his or her election to be credited to his or her Account as other Investments or (ii) defer any or all Compensation earned more than six months after the date of such election to be credited to his or her Account as Stock.

  (c) Revoking or Modifying an Application

  A Board Member may revoke or change his or her election to defer Compensation for future Plan Years according to the following schedule:

    (i) with respect to a revocation or change which affects a Board Member's election to have any or all Compensation credited to his or her Account as Stock, the Board Member must notify the Administrator of such revocation or change at least six months prior to the date on which such revocation or change is to be effective, but in no event later than

  December 31 prior to the Plan Year in which the revocation or change shall become effective; and

    (ii) with respect to a revocation or change which affects a Board Member's election to have any or all Compensation credited to his or her Account as other Investments, the Board Member must notify the Administrator of such revocation or change no later than December 31 prior to the Plan Year to which the revocation or change relates.

  (d) Designation of Beneficiary

  Upon forms provided by the Administrator, each Participant shall designate the Beneficiary or Beneficiaries to receive the amounts distributable in the event of such Participant's death. A Participant may from time to time change the designated Beneficiary or Beneficiaries, without the consent of such Beneficiary or Beneficiaries, by filing a new designation in writing with the Administrator. The Company and the Administrator may rely upon the Beneficiary designation last filed in accordance with the terms of the Plan.

4. ACCRUAL OF BENEFITS

  (a) Deferred Compensation

  Each Board Member who elects to participate in this Plan for any Plan Year must irrevocably elect to defer the receipt of all or a specified percentage of his or her Compensation in accordance with the terms of Section 3(b). Said amount shall be credited to such Board Member's Account in accordance with
Section 4(b) and shall be paid in accordance with Section 5.

  (b) Earnings

  The amount of Compensation that each Participant elects to defer under this Plan shall increase or decrease in value during the period of deferral based on the market value of Stock or on the value of Investments, including earnings thereon. On the date the Plan is credited with the deferred Compensation of a Participant, the Participant's Account shall be credited with cash or a number of shares of Stock (including fractions) having a value equal to the amount of the Participant's Compensation deferred on that date. The date the Plan is credited with the deferred Compensation of a Participant shall be the date of the Board meeting for regularly scheduled meetings and shall be the date of the meeting(s) for other than regular Board meetings and otherwise shall be the last business day of the month. The value of Stock shall be determined using the closing market price of the Stock on the Composite Tape of the New York Stock Exchange for that date. If the Composite Tape is not operating on such date, or Stock is not traded there on such date, the value shall be computed using the closing price on the next business day on which such Stock was traded thereon.

  Whenever dividends are paid with respect to shares of Stock, each Participant's Account shall be credited with additional shares of Stock (including fractions) equal in value to the amount of the dividend paid on a single share of Stock multiplied by the number of shares of Stock (including fractions) credited to a Participant's Account as of the record date for dividend purposes. For purposes of crediting dividends, the value of Stock shall be determined as of the day dividends are actually paid on Stock and in the same manner as is used for crediting deferred Compensation to Accounts.

  To the extent that a Participant's Account is credited with other Investments, the Account shall be adjusted from time to time to reflect changes in value, including earnings.

  The number of shares of Stock in each Participant's Account shall be appropriately adjusted and modified upon the occurrence of any stock split, reverse stock split, stock dividend, or stock consolidation. Notwithstanding any provision of the Plan to the contrary, in the event of a Change of Control, all shares of Stock credited to a Participant's Account shall be converted into cash in an amount equal to the product of (i) the Change of Control Stock Value, multiplied by (ii) the number of shares of Stock that have been credited to each Participant's Account as of the date of the Change of Control. The amount of cash resulting from the foregoing conversion of shares of Stock in a Participant's Account shall, at the election of the Participant made on a form approved by the Administrator, be credited to such Participant's Account or paid out in a lump sum no later than fifteen days after the date of the Change of Control. In the event of a Change of Control, the value of any other Investments in a Participant's Account shall be converted to cash, and at the election of the Participant made on a form approved by the Administrator, be credited to such Participant's Account or paid out in a lump sum, no later than fifteen days after the date of the Change of Control, and income shall be credited to a Participant's Account from the date of the Change of Control to the date of distribution at the prime rate of Chemical Bank, N.A. as in effect from time to time during such period. If cash is credited to a Participant's Account under this paragraph, income shall be credited thereto from the date of the Change of Control to the date of distribution at the prime rate of Chemical Bank, N.A. as in effect from time to time during such period.

  (c) Vesting

  The interest of each Participant in any benefit accrued hereunder shall be fully vested and nonforfeitable at all times.

5. DISTRIBUTION OF BENEFITS

  (a) Time of Distribution

  A Participant may elect to have the balance of his or her Account distributed to him or her on or commencing (i) as soon as reasonably possible after the Participant ceases to be a Board Member, or (ii) on the January 1 occurring a stated number of years after the Participant ceases to be a Board Member, in either case, in a lump sum or in up to ten annual installments, as elected by the Participant. Such an election shall be made on the application filed pursuant to Section 3(b) and shall be irrevocable once made. However, a Participant may elect a different distribution date(s) for Compensation deferred in subsequent years by filing a change of deferral election as provided in Section 3(b).

  (b) Payment Upon Death

  Notwithstanding any election under Section 5(a), if a Participant dies prior to distribution of his or her Account, the balance of the credit of the Participant's Account as of the date of death shall be paid, as soon as reasonably possible thereafter, to the Participant's Beneficiary or Beneficiaries.

  (c) Methods of Payment

  Lump sum distributions under the Plan shall consist of shares of Stock equal to the number of whole shares of Stock credited to the Participant's Account on the date as of which the distribution occurs and a cash payment for any fraction of a share. Installment distributions under the Plan with respect to Stock shall consist of shares of Stock equal to the number of whole shares of Stock obtained by multiplying (i) a fraction, the numerator of which is 1 and the denominator of which is the number of years remaining in the deferral period by (ii) the number of shares of Stock credited to the Participant's Account on the date as of which the distribution occurs, and a cash payment for any fraction of a share. The portion of the Account of any Participant credited with other Investments shall be paid in cash, either in a lump sum or installment distributions, which shall be calculated in the same manner as stated above. Each Participant, or Beneficiary, agrees that prior to distribution of any benefit under the Plan he or she will make such representations and execute such documents as are deemed by the Administrator necessary to comply with applicable securities laws.

6. THE ADMINISTRATOR

  (a) Appointment

  An Administrator shall be appointed by the Board of Directors to administer the Plan as provided herein.

  (b) Rights and Duties

  The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

    (i) to compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries;

    (ii) to maintain or to designate any person or entity to maintain all the necessary records for the administration of the Plan;

    (iii) to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

    (iv) to provide for disclosure of such information and filing or provision of such reports and statements to participants or Beneficiaries under this Plan as the Administrator deems appropriate.

All actions of the Administrator shall be conclusive on all persons interested in the Plan except to the extent otherwise specifically indicated herein. The Administrator may appoint a plan administrator and agents, and delegate thereto such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

  (c) Quarterly Reports

  The Administrator shall furnish each Participant with a quarterly report indicating the number of shares of Stock and/or other Investments credited to his or her Account as of the end of the preceding calendar quarter.

  (d) Information

  To enable the Administrator to perform his or her functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Compensation of all Participants, their status as Board Members, their contributions, and such other pertinent facts as the Administrator may require.

  (e) Compensation, Indemnity and Liability

  The Administrator shall serve without bond, except as otherwise required by law, and without compensation for his or her services hereunder. All expenses of the Administrator shall be paid by the Company and the Company shall furnish the Administrator with such clerical and other assistance as is necessary in the performance of his or her duties.

  The Administrator shall not be liable for any act or omission on his or her part. The Company shall indemnify and hold harmless the Administrator against any and all expenses and liabilities arising out of his or her administration of the Plan.

7. AMENDMENT AND DISCONTINUANCE

  (a) Amendments

  The Board shall have the right to amend the Plan from time to time, and to amend or cancel any amendments; provided, however, that no amendment shall reduce any amount already credited to a Participant's Account as of the effective date of such amendment.

  (b) Discontinuance of Plan

  It is the expectation of the Company that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved by the Company at any time to reduce, suspend, or discontinue the Plan; provided, however, the Company shall in no event have the power to reduce the amount already credited to a Participant's Account as of the effective date of any such reduction, suspension or discontinuance nor to discontinue the crediting of earnings on such amounts subsequent to said date. In the event of a reduction, suspension or discontinuance of the Plan, the payment of benefits accrued hereunder shall continue to be made in accordance with the provisions of the Plan.

8. GENERAL PROVISIONS

  (a) No Interest in Assets

  No Participant or any other person shall have any interest in any shares of Stock or other Investments credited to his or her Account or in any specific asset of the Company by reason of any amount credited to him or her hereunder, nor any rights to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. There shall be no funding of any benefits which may become payable hereunder. No trust shall be created in connection with or by the execution or adoption of this Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Company. Nothing in the Plan shall be deemed to give any Board Member any right to participate in the Plan, except in accordance with the provisions of the Plan.

  (b) Restriction Against Assignment

  The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiaries, or successors in interest, nor shall it be subject to execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

  (c) Receipt or Release

  Any payment to any Participant or his or her Beneficiaries in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator and the Company and the Administrator may require such Participant or Beneficiaries, as a condition precedent to such payment, to execute a receipt and release to such effect.

  (d) Payment on Behalf of Minor

  In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator, in his or her sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.

  (e) Forfeiture

  Any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiaries, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with the Company and no other person shall have any right thereto or interest therein. The Company shall not have any duty to give notice that amounts are payable under the Plan to any person other than the Participant and the designated Beneficiary or Beneficiaries.

  (f) Withholding

  The Company may deduct from the amount of all distributions or deferrals under the Plan any taxes required to be withheld by the Federal or any State or local government.

  (g) Governing Law

  This Plan shall be construed, administered and enforced according to the laws of the State of Colorado.

  (h) Captions

  Captions in this Plan are not part of the provisions hereof and shall have no force or effect.

  (i) Successors and Assigns

  This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

  (j) Effective Date

  This Plan shall become effective as of May 5, 1994.

            LOGO
[RECYCLED PAPER LOGO APPEARS HERE]

--------------------------------------------------------------------------------

                          CYPRUS AMAX MINERALS COMPANY
               THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED
                     ON BEHALF OF THE BOARD OF DIRECTORS
                          OR THE TRUSTEES NAMED BELOW

The undersigned hereby appoints Milton H. Ward, Philip C. Wolf, and Kathleen J. Gormley, and each or any of them, the proxies and agents of the undersigned, with full power of substitution, to represent and vote in accordance with the instructions on the reverse side all the shares of the common stock of Cyprus Amax Minerals Company held of record by the undersigned at the close of business on March 6, 1995 at the Annual Meeting of the Shareholders of Cyprus Amax Minerals Company to be held in the South Mountain Ballroom of the Pointe Hilton on South Mountain, 7777 South Pointe Parkway, Phoenix, Arizona 85044, on May 3, 1995 at 10:00 a.m. (Phoenix time) or at any adjournment thereof, or directs the Trustees of the Cyprus Amax Minerals Company Savings Plan and Trust, AMAX Inc. Thrift Plan For Bargaining Unit Employees, Amoco Corporation Employee Savings Plan, Luzenac America Employee Savings Plan, and the Northshore Mining Company Retirement Savings Plan (the "Plans") (as applicable, with respect to shares of common stock held for the benefit of the undersigned) to vote in person or by proxy at such annual meeting, all shares held by or for the benefit of the undersigned in accordance with such instructions. The Trustee of the Amoco Corporation Employee Savings Plan will vote undirected shares of the Company's common stock held by it in its discretion, and the Trustees of the remaining Plans will vote unallocated and/or undirected shares of the Company's common stock held by them in direct proportion to the voting of shares for which instructions have been received.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 5 AND AGAINST ITEM 4, EXCEPT AS NOTED ABOVE WITH RESPECT TO THE PLANS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, AND 5 AND AGAINST
ITEM 4.

                        ELECTION OF DIRECTORS. Nominees:
 William C. Bousquette, Thomas V. Falkie, Ann Maynard Gray, Theodore M. Solso,
                             and James A. Todd, Jr.

INSTRUCTIONS: To withhold authority to vote for one or more nominees, write the name of each nominee for whom authority is withheld in the space provided on the reverse side. UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES IS WITHHELD, A VOTE FOR THE ELECTION OF DIRECTORS WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR
ANY NOMINEE WHOSE NAME IS NOT WRITTEN IN THE SPACE PROVIDED ON THE REVERSE SIDE AND FOR ANOTHER NOMINEE IF ANY OF THE NAMED NOMINEES IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.
                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      PLEASE MARK YOUR
  [X] VOTES AS IN THIS
      EXAMPLE.
--------------------------------------------------------------------------------
 CYPRUS AMAX'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3,
                                    AND 5.
--------------------------------------------------------------------------------
1. Election of Directors. (see reverse)      FOR   WITHHELD
                                             [_]     [_]

2. Approval of the Non-Employee Directors'   FOR   AGAINST   ABSTAIN
   Deferred Compensation Plan.               [_]     [_]       [_]

3. Appointment of Price Waterhouse LLP       FOR   AGAINST   ABSTAIN
   as independent accountants.               [_]     [_]       [_]


For, except vote withheld from the following nominee(s):


--------------------------------------------------------

5. OTHER MATTERS. In their discretion, the proxies are authorized to vote upon other matters not known to the Board of Directors on March 20, 1995 that may come before the meeting and upon matters incident to the conduct of the meeting.
--------------------------------------------------------------------------------

            --------------------------------------------------------------------
                        CYPRUS AMAX'S BOARD OF DIRECTORS RECOMMENDS A
                                  VOTE "AGAINST" PROPOSAL 4.
            --------------------------------------------------------------------
            4. Shareholder proposal relating to          FOR   AGAINST   ABSTAIN
               elimination of classified Board.          [_]     [_]       [_]
            --------------------------------------------------------------------



SIGNATURE(S)  _____________________________________________   DATE______________

SIGNATURE(S)  _____________________________________________   DATE______________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN. IF
      SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, AGENT, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNING ON BEHALF OF A CORPORATION, THE FULL CORPORATE NAME SHOULD BE INCLUDED AND AN AUTHORIZED CORPORATE OFFICER SHOULD SIGN.
--------------------------------------------------------------------------------

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
-------------                    ---------------

Page 2                           Photographs of Director Nominees:
                                 William C. Bousquette, Thomas V. Falkie,
                                 Ann Maynard Gray.

Page 3                           Photograph of Director Nominees:
                                 Theodore M. Solso, James A. Todd, Jr.

Page 4                           Photographs of Directors: Milton H. Ward,
                                 Allen Born, Linda G. Alvarado.

Page 5 Photographs of Directors: George S. Ansell, James C. Huntington, Jr., Michael A. Morphy.

Page 6                           Photographs of Directors:
                                 Ambassador Rockwell A. Schnabel,
                                 John Hoyt Stookey, Billie B. Turner.